Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-214373) pertaining to the Arch Coal, Inc. Omnibus Incentive Plan of our reports dated February 23, 2018, with respect to the consolidated financial statements and schedule of Arch Coal, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Arch Coal, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young, LLP

St. Louis, Missouri
February 23, 2018